Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-197347

Prospectus Supplement No. 4

(to Prospectus dated July 24, 2014, Prospectus Supplement No. 1 dated August 12, 2014, Prospectus Supplement No. 2 dated August 27, 2014 and Prospectus Supplement No. 3 dated November 13, 2014)

BRAINSTORM CELL THERAPEUTICS INC.

84,000,000 Shares of Common Stock

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated July 24, 2014 (as supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2015 and Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2014.

Our common stock is traded on the Nasdaq Capital Market, under the symbol “BCLI”. On January 7, 2015, the last reported sales price for our common stock was $5.03 per share.

Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus, as supplemented or amended by the prospectus supplements filed to date, to read about factors you should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is January 8, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2015

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 University Plaza Drive, Suite 320
Hackensack, NJ	07601
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to a Warrant Exercise Agreement, dated January 8, 2015 (the “Exercise Agreement”), holders of Brainstorm Cell Therapeutics Inc. (the “Company”) warrants to purchase an aggregate of approximately 2.5 million shares of the Company’s common stock, par value $0.00005 per share (the “Common Stock”), at an exercise price of $5.22 per share (the “2014 Warrants”), issued in a private placement to accredited investors that was consummated on June 13, 2014, agreed to exercise their 2014 Warrants in full and the Company agreed to issue new warrants to the holders to purchase up to an aggregate of approximately 3.8 million unregistered shares of Common Stock at an exercise price of $6.50 (the “New Warrants”). The Company will receive an aggregate of approximately $13 million in proceeds from the exercises of the 2014 Warrants (the “Exercise Proceeds”).

Maxim Group LLC (“Maxim”) acted as solicitation agent for the Exercise Agreement. In connection with the Exercise Agreement the Company agreed to pay Maxim a cash fee equal to 6.0% of the Exercise Proceeds, as well as fees and expenses of Maxim of $20,000. In addition, the Company will issue Maxim a warrant to purchase up to approximately 38,000 shares of Common Stock (equal to 1.5% of the exercised 2014 Warrants) upon substantially the same terms as the New Warrants (the “Maxim Warrant”).

The Company also agreed to file a registration statement covering the resale of the additional shares of Common Stock underlying the New Warrants and the Maxim Warrant (together the “Warrants”). The Warrants have not been registered under the Securities Act of 1933, as amended (the Securities Act), or state securities laws. The issuance of the Warrants is exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. The Company made this determination based on the representations that each party is an “accredited investor” within the meaning of Rule 501 of Regulation D.

The foregoing is a summary of the terms of the Warrants, the Maxim Engagement Letter and the Exercise Agreement and does not purport to be complete. The foregoing summary is qualified in its entirety by reference to the full text of the Form Warrant, the Maxim Engagement Letter and the Exercise Agreement, copies of which are filed herewith as Exhibits 4.1, 10.1 and 10.2, respectively.

Item 3.02 Unregistered Sale of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Maxim Engagement Letter
10.2	Warrant Exercise Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 8, 2015	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Tony Fiorino, MD, PhD
Tony Fiorino, MD, PhD
Chief Executive Officer

Exhibit 4.1

Warrant No. ____

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

BRAINSTORM CELL THERAPEUTICS INC.

Warrant Shares: _______	Initial Exercise Date:	January __, 2015
	Issue Date:	January __, 2015

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Initial Exercise Date (as set forth above) and on or prior to the close of business on June 19, 2018 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), up to ______ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.          Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated June 13, 2014, among the Company and the purchasers signatory thereto.

Section 2.          Exercise.

a)        Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise in the form annexed hereto and within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)        Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $6.50, subject to adjustment hereunder (the “Exercise Price”).

c)        Cashless Exercise. If at any time after the earlier of (i) the one year anniversary of the Issue Date and (ii) the completion of the then-applicable holding period required by Rule 144, or any successor provision then in effect, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

d)	Mechanics of Exercise.

i.           Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the delivery to the Company of the Notice of Exercise and payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid.

ii.            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.         Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.         Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.           No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at round up to the next whole share.

vi.         Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.         Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)        Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.          Certain Adjustments.

a)        Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)        [RESERVED]

c)        Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time during which this Warrant is outstanding the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)        Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that this Warrant has not been partially or completed exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.

e)        Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)         Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g)        Notice to Holder.

i.            Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.         Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.          Transfer of Warrant.

a)         Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Warrant full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)         New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)         Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)         Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e)         Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.           Miscellaneous.

a)         No Rights as Stockholder Until Exercise. Except as set forth in Section 3(d) of this Warrant, this Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)         Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)         Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)         Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)         Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f)         Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)        Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)        Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i)         Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)         Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)         Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)         Amendment. This Warrant is one of a series of warrants issued pursuant to Warrant Exercise Agreements with the Company dated on or about the date hereof (the “Warrant Agreements”). This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and holders of a majority of the Warrant Shares (as defined in all of the outstanding Warrant Agreements) then exercisable under all outstanding Warrant Agreements.

m)         Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)         Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

BRAINSTORM CELL THERAPEUTICS INC.

By:
Name:
Title:

NOTICE OF EXERCISE

To:        BRAINSTORM CELL THERAPEUTICS INC.

(1)         The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)         Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)         Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)         Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)
Dated: _______________ __, ______

Holder’s Signature:____________________

Holder’s Address:_____________________

Exhibit 10.1

SUBJECT TO MAXIM COMMITMENT COMMITTEE APPROVAL

CONFIDENTIAL

January 6, 2015

Anthony Fiornio, M.D., Ph.D., Chief Executive Officer

Chaim Lebovits, President

Brainstorm Cell Therapeutics Inc.

605 Third Avenue, 34th Floor

New York, NY 10158

RE: Warrant Solicitation

Dear Chaim,

We are pleased that Brainstorm Cell Therapeutics, Inc., a Delaware corporation (the “Company”) has decided to retain Maxim Group LLC (“Maxim” or the “Solicitation Agent”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm the Solicitation Agent’s acceptance of such retention and set forth below are the terms of our engagement.

WHEREAS, the Company hereby retains the Solicitation Agent as its exclusive lead warrant solicitation agent in connection with its contemplated solicitation of the exercise of the Company’s warrants (the “Warrant Solicitation”) for the period of time set forth herein. It is also understood and agreed that the Warrant Solicitation shall be simultaneous to the issuance of new warrants ("New Issuance") to prospective entities that may participate in the Warrant Solicitation, and

WHEREAS, as of November 14, 2014, the Company had outstanding 15,281,497 Common Stock Shares and approximately 2.8 million common stock share purchase warrants with an exercise price of $5.22 per share and expiring on June 19, 2017 (the “Warrants”), and

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

1.          Compliance with Applicable Securities Laws/Best Efforts. Each of the Company and the Solicitation Agent agree that the Solicitation Agent’s solicitation of Warrants shall be consistent with applicable federal and state securities laws, the guidelines of the Financial Industry Regulatory Authority (“FINRA”), applicable SEC rules and regulations, including but not limited to Regulation M, the rules and regulations of all relevant exchange(s) and disclosure of the Company’s compensation arrangement with the Solicitation Agent will be made in documents provided to the holders of the Warrants. Moreover, the Solicitation Agent shall, consistent with its obligations under applicable laws and the rules and regulations of FINRA, use its reasonable best efforts to maximize the number of Warrants (as such term is defined hereafter) which are exercised, including appropriate communications with the record owners and beneficial owners of the Warrants, as well as said owners’ brokers, agents or other representatives.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

2.            Compensation. As compensation for services rendered and to be rendered hereunder by the Solicitation Agent, the Company agrees to provide the Solicitation Agent with the following:

(a)          The Company shall pay to the Solicitation Agent a cash fee consisting of a cash payment equal to six percent (6.0%) of the total proceeds received from the exercise of any and all of the Company’s Warrants (the “Solicitation Fee”) by investors receiving the New Issuance.

(b)          Upon the execution of this Agreement, the Company shall provide the Solicitation Agent with $10,000 (by check or wire transfer of immediately available funds) as an advance (the “Advance”) to be applied toward the Solicitation Agent’s anticipated out-of-pocket expenses. In the event this Agreement is not completed within the term set forth in Section 10, the Placement Agent will be entitled to reimbursement of its actual, out-of-pocket accountable expenses (including legal fees and expenses) incurred by the Solicitation Agent in connection with the Warrant Solicitation up to $20,000 in the aggregate (including the Advance). Any expense in excess of $5,000 (excluding the Solicitation Agent’s legal costs, fees, and disbursements) shall require the prior written consent of the Company. The Solicitation Agent shall be obligated to refund any portion of the Advance that has not been utilized for the payment of such expenses.

(c)          The Company shall, at the Closing, grant to the Solicitation Agent (or its designated affiliates) securities purchase warrants (the “Agent Warrants”) covering a number of shares of the Company’s common stock equal to one and one half percent (1.5%) of the total number of shares of the Company’s common stock underlying the securities (the "Securities") being exercised in the Warrant Solicitation by Investors who were solicited by the Solicitation Agent in connection with the Warrant Solicitation; provided, however, that no Agent Warrants shall be issued to the Solicitation Agent for warrants issued to investors in connection with the Warrant Solicitation. The Agent Warrants will have the same exercise price and expiration date as the new warrants issued to the investors in connection with the Warrant Solicitation. The Agent Warrants shall not be redeemable. To the extent that the Investors are granted registration rights with respect the new warrants, the Company will grant identical rights to the Solicitation Agent with respect to the Securities underlying the Agent Warrants. The Solicitation Agent will be entitled to customary demand and “piggyback” rights pursuant to FINRA Rule 5110. If so registered, the Agent Warrants (and the underlying securities) may not be transferred, assigned or hypothecated for a period of six (6) months following the Effective Date pursuant to FINRA Rule 5110(g)(1), except that they be assigned, in whole or in part, to any successor, officer or member of the Solicitation Agent (or to officers or partners of any such successor or member) pursuant to FINRA Rule 5110(g)(2). The Agent Warrants may be exercised in whole or in part, shall provide for “cashless” exercise if, and only if, at the time of exercise thereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares issuable to the Solicitation Agent upon exercise, and shall provide for customary mathematical adjustments for stock splits, reverse stock splits, subdivisions, combinations, dividends or distributions in shares of Common Stock, or other similar reclassifications.

3.          Timing of Payment. Within fifteen (15) days after the end of each month of the term of this Agreement, the Company will deliver a notice to the Solicitation Agent setting forth the number of Warrant certificates which have been properly completed for exercise by holders of the Warrants in accordance with this Agreement, together with payment of the Solicitation Fee with respect to the Warrants so exercised and any documentation requested by the Solicitation Agent.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

4.            Representation and Warranties of the Company.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)          The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and the stockholders of the Company, if required, and no further consent or authorization is required by the Company, the board of directors of the Company or of its stockholders. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by insolvency, bankruptcy or other similar laws affecting creditors’ rights generally.

(c)          The Company’s Registration Statement (“Registration Statement”) on Form S-1 (File No. 333-197347), registering the sale of Common Shares issuable upon exercise of the Warrants (the “Warrant Shares”) was declared effective by the Securities and Exchange Commission (the “Commission”) on July 24, 2014 and remains effective and shall remain effective during the term of this Agreement.The Commission has not issued any orders preventing or suspending the use of the Prospectus contained in the Registration Statement and the Prospectus (as modified or supplemented by information incorporated by reference into such Prospectus) as well as the Company’s other public filings (the “SEC filings”) conforms, and during the effectiveness of this Agreement will conform, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), as amended and do not, and during the effectiveness of this Agreement will not, include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          The Warrant Shares have been duly authorized, have been duly reserved for issuance and upon exercise of the Warrants and payment to the Company of the exercise price therefore, the Warrant Shares will be validly issued, fully paid and non-assessable.

(e)          Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party, except for any such consents approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the Company or the Warrants, (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material agreement to which the Company is a party to.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

5.          Information. In connection with the Solicitation Agent’s activities hereunder, the Company will fully cooperate with the Solicitation Agent and furnish the Solicitation Agent upon request with all information regarding the business, operations, properties, financial condition, legal condition, litigation status, management and prospects of the Company (all such information so furnished being the “Information”) that the Solicitation Agent deems appropriate for conducting its due diligence and will provide the Solicitation Agent with access to the Company’s officers, directors, employees, consultants, independent accountants and legal counsel. The Company represents and warrants to the Solicitation Agent that all Information made available to the Solicitation Agent hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to the Solicitation Agent will have been prepared in good faith and will be based upon assumptions (which shall be disclosed by the Company) which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that the Solicitation Agent: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by the Solicitation Agent pursuant to this Agreement may not be disclosed publicly without the Solicitation Agent’s prior written consent. The Solicitation Agent hereby acknowledges that certain of the Information received by the Solicitation Agent may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by the Solicitation Agent as confidential. The Solicitation Agent agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved without the Company’s consent.

6.          Indemnification. The Company agrees to indemnify the Solicitation Agent in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7.          Other Activities. The Company acknowledges that the Solicitation Agent has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is or may be involved. Subject to the confidentiality provisions of the Solicitation Agent contained in Section 5 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Solicitation Agent or of any past, present or future member, manager, partner, officer, director, owner, employee, agent or representative of or investor in the Solicitation Agent, to be a member, manager, partner, officer, director, owner, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar, dissimilar or conflicting in nature to the Company’s business, nor to limit or restrict the right of the Solicitation Agent and the foregoing persons and entities to render services of any kind to any other corporation, firm, individual or association. The Solicitation Agent may, but shall not be required to, present opportunities to the Company.

8.          Right of Participation. Upon the completion of any Closing of the Warrant Solicitation, until June 18, 2015, the Company grants the Solicitation Agent a right of participation as a broker-dealer for at least 50% of the economics (other than in Israel) for any and all future private and public equity offerings during such twelve (12) month period, or in the case of a three-handed deal, 33% of the economics (other than in Israel) for any and all future private and public equity offerings, in either case subject to the Company choosing to engage a broker-dealer for such offerings; provided, however, that such right of participation shall not apply to any "at-the-market" continuous equity offering facilities ("ATM Facility") established by the Company.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

9.          Termination; Survival of Provisions. The Agreement shall become effective upon the date of mutual execution by both parties to this Agreement, and shall continue to be in effect for a period of thirty (30) business days subsequent to the Company’s filing of a Form 8-K which is filed in connection with the warrant solicitation contemplated by this Agreement. The Solicitation Agent shall be entitled to terminate this Agreement prior to the exercise of all of the Warrants at any time upon five (5) business days prior notice to the Company. Notwithstanding any such termination, the Solicitation Agent shall be entitled to receive a Solicitation Fee for the exercise of any Warrant that has already been delivered to the Company prior to any such termination and the fees and expenses set forth in Section 6. Notwithstanding anything expressed or implied herein to the contrary: the terms and provisions of Sections 2, 4, 6, 8(including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), this Section 9, and 10-17, shall survive the termination of this Agreement.

10.         Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to the Solicitation Agent, to Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, New York 10174, Attention: James Siegel, Esq., Assistant General Counsel, Fax No. (212) 895-3860, and if to the Company, to the address, set forth on the first page of this Agreement, Attention: Chaim Lebovits. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

11.         Governing Law; Venue; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably agrees that any suit, claim, action or proceeding of any kind or nature whatsoever arising out of this Agreement or any of the agreements, transactions or matters contemplated hereby, which is brought by or against the Company shall be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York. The Company further irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, claim, action or other proceeding of any kind or nature whatsoever arising out of this Agreement, or any of the agreements , transactions or matters contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, claim, action or proceeding may be made upon the Company in accordance with Section 10 hereof it being agreed that such service shall be good and valid service to which the Company shall not challenge by way of objection, defense or otherwise.. The parties hereby expressly waive all rights to trial by jury in any suit, claim, action or proceeding arising under this Agreement, or any of the agreements, transactions or matters contemplated hereby.

12.         Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

13.         Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

14.         Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither the Solicitation Agent nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

15.         No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that the Solicitation Agent is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of the Solicitation Agent hereunder, all of which are hereby expressly waived.

16.         Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any of the terms or conditions of this Agreement or of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

17.        Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

(signature page to follow)

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us, along with the Advance referenced in Section 2(b).

Best Regards,

MAXIM GROUP LLC

By:
Eric B. Cheng
Senior Managing Director, Healthcare Investment Banking

By:
Clifford A. Teller
Executive Managing Director, Head of Investment Banking

Agreed to and accepted this __ day of January, 2015

BRAINSTORM CELL THERAPEUTICS, INC.

By:
Name:
Title:

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, attorneys fees, costs, expenses and disbursements of any kind or nature whatsoever, and any and all actions, suits, proceedings and investigations of any kind or nature whatsoever in respect thereof and any and all legal fees and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the legal fees, consulting or expert fees, costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present, former and future affiliated entities, managers, members, officers, directors, owners ,partners, stockholders, employees, legal counsel, agents, representatives and controlling persons (within the meaning of the federal securities laws), and its and their affiliated entities, managers, members, officers, directors, owners, partners, stockholders, employees, legal counsel, agents, representatives and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for and pay any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant or claimants to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BrainStorm Cell Therapeutics, Inc.

January 6, 2015

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

The Company shall be required to advance to the Indemnified Parties all legal fees, consultant and expert fees, costs, disbursements and other expenses relating to, associated with or arising from the Losses.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Exhibit 10.2

WARRANT EXERCISE AGREEMENT

This Warrant Exercise Agreement (this “Agreement”), dated as of January 8, 2015, is by and among Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), and the undersigned holder of a Common Stock Purchase Warrant (the “Existing Warrant”) issued by the Company on June 19, 2014 (the “Holder”).

WHEREAS, the Holder agrees to immediately exercise the Existing Warrant, pursuant to the terms set forth therein, and in consideration therefor, the Holder shall receive a newly issued Common Stock Purchase Warrant from the Company pursuant to the terms set forth herein (“New Warrant”);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Holder and the Company agree as follows:

article I

definitions

Section 1.1         Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Existing Warrants were issued.

ARTICLE II

EXERCISE OF EXISTING WARRANTS AND ISSUANCE OF NEW WARRANTS

Section 2.1           Exercise of Existing Warrants. Holder hereby agrees to exercise its Existing Warrants for a cash exercise payment pursuant to the terms of the Existing Warrants. The number of Warrant Shares purchased and the aggregate exercise price are set forth on the Holder’s signature page hereto. Within one (1) Trading Day of the date hereof, the Holder shall deliver the aggregate cash exercise price for such Existing Warrants to the wire instructions set forth on the Company’s signature page hereto and within one (1) Trading Day of receipt by the Company of such aggregate cash exercise price, the Company shall deliver the Warrant Shares to the Holder’s DTC account via the DWAC system. The exercise of the Existing Warrant shall otherwise be pursuant to, and subject to the terms of, the Existing Warrant. The date of the closing of the exercise of the Existing Warrants and other transactions contemplated hereunder shall be referred to as the “Closing”.

Section 2.2           Issuance of New Warrants. Within 3 Trading Days of the date hereof, the Company shall deliver to the Holder a New Warrant to purchase up to a number of shares of Common Stock equal to 150% of the number of Warrant Shares issuable pursuant to the exercise of the Existing Warrant, which New Warrant shall be immediately exercisable and have an exercise period through June 19, 2018 with an exercise price equal to $6.50, subject to adjustment therein. The New Warrant shall otherwise be substantially in the form of the Existing Warrant. Hereafter the New Warrants shall be referred to as the “Warrants” and the shares of Common Stock underlying such Warrants shall be referred to herein as the “Warrant Shares”.

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Section 2.3           Registration Rights. On or prior to 30 days following the date hereof (the “Filing Date”), the Company shall prepare and file with the Commission a registration statement covering the resale of all of the Warrant Shares underlying the New Warrants (“Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415 (it being understood that such registration statement may also cover the resale of certain securities held by ACCBT Corp.). Each registration statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith, subject to the provisions of Section 2(e)); provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent. The Company shall use commercially reasonable efforts to cause a registration statement filed under this Agreement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than 120 days following the date hereof, and shall use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 (assuming cashless exercise) and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). Violations by the Company of this Section 2.3 shall result in cashless exercise of the New Warrants in accordance with their terms and shall be the sole remedy or penalty owed to the Holder.

Section 2.4           Subsequent Equity Sales. From the date hereof until the date on which the Company files with the Commission a registration statement covering the resale of all of the Registrable Securities, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, this Section 2.4 shall not apply in respect of an Exempt Issuance.

Section 2.5           Subsequent Agreements. During such time as the New Warrant is unexercised, the Company acknowledges and agrees that it will not enter into any agreement with any holder of an Existing Warrant issued by the Company on June 19, 2014 in connection with such Holder’s rights in such Existing Warrant and granting rights materially more favorable than those set forth in this Agreement, without the prior written consent of the Holders of a majority of the Warrant Shares then exercisable under all outstanding Warrant Exercise Agreements with the Company dated on or about the date hereof. For avoidance of doubt, an agreement with the same terms set forth herein when the Company’s stock price is higher than the date hereof would constitute an agreement with rights materially more favorable than those set forth in this Agreement.

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Section 2.6           Filing of Form 8-K and Prospectus Supplement. Prior to 9:30 am ET on the date hereof, the Company shall issue a Current Report on Form 8-K, reasonably acceptable to each Holder disclosing the material terms of the transactions contemplated hereby, which shall include this Agreement as an attachment thereto; provided however, if this Agreement is executed after 9:30 am ET the Current Report on Form 8-K shall be filed prior to 9:30 am ET on the following Trading Day. From and after the issuance of such Form 8-K, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. In addition, within 1 Trading Day of the date hereof, the Company shall file a prospectus supplement under Rule 424 under the Securities Act to registration statement number 333-197347 (the “Registration Statement”), disclosing the terms of the transactions hereunder.

Section 2.7           Conditions to Holder’s Obligations. The obligations of the Holder hereunder in connection with the Closing are subject to the following conditions being met:

(a)          the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the date of the Closing of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(b)          the Registration Statement shall be effective as of the Closing Date for the resale by the Holder of the Warrant Shares underlying the Existing Warrants;

(c)          all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing shall have been performed;

(c)          the delivery of a Secretary’s Certificate, attaching the Board of Directors resolutions approving the transactions contemplated hereby;

(d)          there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(e)          from the date hereof to the Closing, trading in the Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Holder, makes it impracticable or inadvisable to consummate the transactions hereunder.

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Section 2.8           Opinion of Company Counsel. The Company shall use commercially reasonable good faith efforts to obtain on or prior to January 13th, 2015 a legal opinion of the Company’s U.S. corporate counsel typical for similar transactions and in form and substance reasonably acceptable to both U.S. corporate counsel and the Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1           Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holder that as of the date of its execution of this Agreement:

(a)          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Registration Statement. The Warrant Shares underlying the Existing Warrants are registered for resale by the Holder on an effective registration statement on Form S-1, File No. 333-197347 and the Company knows of no reasons why such registration statement shall not remain available for the resale of such Warrant Shares for the foreseeable future. The Company shall keep the Registration Statement effective and available for use by the Holder until all Warrant Shares underlying the Existing Warrants are sold by the Holder.

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(c)          No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(d)          Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided any of Holder or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Holder regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including but not limited to the disclosure set forth in the SEC Reports, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.2           Representations and Warranties of the Holder. The Holder hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement:

(a)          Due Authorization. The Holder represents and warrants that (i) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (ii) this Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms.

(b)          No Conflicts. The execution, delivery and performance of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Holder’s organizational or charter documents, or (ii) conflict with or result in a violation of any agreement, law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority which would interfere with the ability of the Holder to perform its obligations under this Agreement.

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(c)          Access to Information. The Holder acknowledges that it has had the opportunity to review this Agreement and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the exercise of the Existing Warrants and issuance of the New Warrants and the merits and risks of investing in the Warrant Shares underlying the Existing Warrants; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  The Holder acknowledges and agrees that neither Maxim Group LLC (the “Agent”) nor any Affiliate of the Agent has provided the Holder with any information or advice with respect to the Securities nor is such information or advice necessary or desired.  Neither the Agent nor any Affiliate has made or makes any representation as to the Company or the quality of the securities issued and issuable hereunder and the Agent and any Affiliate may have acquired non-public information with respect to the Company which the Holder agrees need not be provided to it.  In connection with the issuance of the securities hereunder to the Holder, neither the Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to the Holder.

(d)          Holder Status. At the time such Holder was offered the New Warrants, it was, and as of the date hereof it is, and on each date on which it exercises any New Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

ARTICLE IV

MISCELLANEOUS

Section 4.1           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Purchase Agreement.

Section 4.2           Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Existing Warrants. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

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Section 4.3           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.4           Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.5           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

Section 4.6           Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.7           Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 4.8           Termination.  This Agreement may be terminated by any Holder, as to the Holder’s obligations hereunder, by written notice to the other parties, if the Closing has not been consummated on or before January 31, 2015, unless such failure shall be due to the failure of Holder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 4.9           Fees and Expenses. Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Warrants or Warrant Shares.

***********************

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BRAINSTORM CELL THERAPEUTICS INC.

By:
Name: Tony Fiorino
Title: Chief Executive Officer

Wire Instructions:

8

[PURCHASER SIGNATURE PAGES TO BCLI

AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: ______________________________________________________________

Signature of Authorized Signatory of Holder: _______________________________________

Name of Authorized Signatory: ____________________________________________________________

Title of Authorized Signatory: _____________________________________________________________

Email Address of Holder: ____________________________________________________

Number of Existing Warrants to be exercised:

Aggregate Exercise Price:

Warrant Shares underlying New Warrants:

DWAC Instructions for Warrant Shares:

Address for Delivery of New Warrants for Holder:

9

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2014

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On September 15, 2014, Brainstorm Cell Therapeutics Inc. (the “Company”) filed a Certificate of Amendment of Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a one-for-fifteen reverse stock split of the Company’s common stock, par value $0.00005 per share (“Common Stock”), effective as of 11:59 p.m., Eastern time, September 15, 2014 (the “Reverse Stock Split”). The Reverse Stock Split had been approved by the Board of Directors on June 24, 2014 and by the Company’s stockholders at the Annual Meeting of Stockholders on August 14, 2014. On September 2, 2014, the Board of Directors authorized the Company to proceed with the Reverse Stock Split. Pursuant to the Reverse Stock Split, each fifteen shares of Common Stock of the Company were combined and were reclassified into one share of Common Stock of the Company, and the number of issued and outstanding shares of Common Stock of the Company was proportionally reduced, in both cases without any change to the authorized number of shares of Common Stock or in the par value of such shares. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who are entitled to fractional shares will receive cash in lieu of receiving fractional shares at a rate of $4.2405 per share (the average of the closing trading prices of the Common Stock (as adjusted to reflect the reverse stock split) during regular trading hours for the five trading days immediately preceding the effective time of the Reverse Stock Split). The number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company were reduced proportionately and the respective exercise prices were increased proportionately to reflect the Reverse Stock Split. The number of shares reserved for issuance under the Company’s equity compensation plans were also reduced proportionately.

As of the opening of the OTC BB on September 16, 2014, the Company’s Common Stock began trading on a split-adjusted basis under the trading symbol “BCLID”. After a period of 20 trading days the trading symbol will return to “BCLI”.

On September 16, 2014, the Company issued a press release announcing the completion of the Reverse Stock Split described above. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

In connection with the Reverse Stock Split described above, the Company revised its specimen certificate of Common Stock to reflect a new CUSIP number. A copy of the revised specimen certificate is filed herewith as Exhibit 4.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 15, 2014, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to effect the Reverse Stock Split.  The Certificate of Amendment became effective as of 11:59 p.m., Eastern time, on September 15, 2014. A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 16, 2014	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Tony Fiorino, MD, PhD

Tony Fiorino, MD, PhD
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment of Certificate of Incorporation of Brainstorm Cell Therapeutics Inc. dated September 15, 2014
4.1	Specimen Certificate of Common Stock of Brainstorm Cell Therapeutics Inc.
99.1	Press Release

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BRAINSTORM CELL THERAPEUTICS INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Brainstorm Cell Therapeutics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on June 24, 2014, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation and, on September 2, 2014, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, ratified such resolutions:

RESOLVED:	That the Certificate of Incorporation of the Corporation be amended by adding the following sentences at the end of the first sentence of Article FOURTH thereof:

“That, effective at 11:59 p.m., Eastern time, on the filing date of this Certificate of Amendment of Certificate of Incorporation (the “Effective Time”), a one-for-fifteen reverse stock split of the Common Stock shall become effective, such that each fifteen shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.”

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on August 14, 2014 duly approved said proposed Certificate of Amendment of Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 15th day of September, 2014.

Brainstorm Cell Therapeutics Inc.

By:	/s/ Dr. Anthony Fiorino
Name: Dr. Anthony Fiorino
Title: Chief Executive Officer

Exhibit 4.1

Exhibit 99.1

BrainStorm Announces Completion of Reverse Split of Common Stock, a Key Step for Uplisting on the NASDAQ

NEW YORK & PETACH TIKVAH, (Israel) – September 16, 2014 - BrainStorm Cell Therapeutics (OTCQB: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced that at 11:59 p.m. on September 15, 2014, (the "Effective Date"), it effected a one (1) for fifteen (15) reverse split of its issued and outstanding common stock (the "Reverse Split") as a step toward the Company's intention to have its common stock listed on the NASDAQ Capital Market.

"We view the Reverse Split as an important step in BrainStorm's corporate development. The maintenance of a minimum closing price of $3.00 for at least five (5) trading days would fulfill the share price requirement for an uplisting to NASDAQ," said Tony Fiorino, Chief Executive Officer of BrainStorm. He continued, “Our investors strongly supported this initiative at our August 14, 2014 Annual Stockholder Meeting, and I am pleased that we have moved quickly towards this goal.”

BrainStorm initiated the reverse split pursuant to an amendment to its Certificate of Incorporation filed with the Secretary of State of Delaware on September 15, 2014, which became effective at 11:59 p.m. on September 15, 2014. As of the Effective Date, fifteen (15) shares of issued and outstanding common stock were converted into one share of common stock. The BCLI common stock will trade under a new CUSIP number of 10501E201. The Company's ticker symbol, “BCLI” will remain unchanged, however, the ticker symbol will be represented as “BCLID” for 20 trading days commencing on September 16, 2014 to designate the Reverse Split.

As a result of the Reverse Split, the total issued and outstanding common shares will be reduced from approximately 228.2 million shares to approximately 15.2 million, subject to adjustment for fractional shares. No fractional shares are to be issued. BrainStorm will pay cash in lieu of issuing fractional shares in connection with the reverse split based on the average of the closing trading prices of the common stock (as adjusted to reflect the reverse stock split) during regular trading hours for the five trading days immediately preceding the effective time of the reverse stock split, as listed on the OTC Bulletin Board. It is not necessary for stockholders holding shares of the Company's common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Split, although stockholders may do so if they wish. Stockholders should direct any questions concerning the Reverse Split to their broker or the Company's transfer agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn™ technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement – Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACTS

BrainStorm Cell Therapeutics, Inc.	LifeSci Advisors, LLC
Tony Fiorino, MD, PhD	Michael Rice
Chief Executive Officer	Founding Partner
Phone: (646) 666-3188	Phone: 646-597-6979
info@brainstorm-cell.com	mrice@lifesciadvisors.com
www.brainstorm-cell.com	www.LifeSciAdvisors.com